Exhibit 10.1

July 12, 2019

Rebecca Morrow

Via email

Dear Rebecca,

Congratulations! Snap Inc. (the “Company”) is pleased to offer you a Full time, Exempt, Regular position as follows, subject to approval by the Company’s Board of Directors (the “Board”):

Offer Summary

Offer Expiration Date: 07/14/2019

Initial Title: Chief Accounting Officer & Controller

Start Date: 09/03/2019

Work Location: 3340 Ocean Park Blvd Santa Monica, California 90405

Compensation: Annual Salary of $400,000.00

RSA: 275,000 Shares, subject to the terms below.

You will be paid biweekly, subject to applicable payroll deductions and withholdings. In addition, employees qualify for a range of benefits. Check out the enclosed benefits documents for more details, or contact recruiting for the current suite of benefits available to you. The Company may change compensation and benefits at its discretion.

Under the Snap Inc. 2017 Equity Incentive Plan or any successor equity plan (the “Plan”), and subject to approval by the Board, the Company will grant you an award of restricted stock awards (“RSA”) of the number of shares stated in the offer summary above. All of the shares issued to you under your RSA will initially be subject to forfeiture, but the forfeiture condition will lapse in equal quarterly installments over four years so long as you remain an employee. The vesting dates of your grant will be set by the Board after your start date and you will be notified of the same. The Company may, in its sole discretion, elect to withhold or sell on your behalf that number of shares required to cover the taxes, withholdings, and other similar obligations due upon the vesting of your RSAs (i.e., as the forfeiture condition lapses). In all cases, your RSA grant will be subject to the terms and conditions of the Plan and the applicable grant agreement.

You are being offered employment at the Company because of the personal skills and experience you have, not because you have any confidential, proprietary, or trade-secret information of a former or current employer. In your work for the Company, we do not want you to use or disclose any such confidential, proprietary, or trade-secret information. Likewise, as an employee of the Company, you may learn about confidential, proprietary, or trade-secret information related to the Company and its clients. To protect the interests of both the Company and its clients, all employees are required to read and sign the enclosed Confidential Information and Inventions Assignment Agreement. Also enclosed for your review and signature is the Conflict of Interest Agreement, the Acknowledgement of At-Will Employment, and the Company’s Arbitration Agreement, which provides that all disputes arising out of your employment must be resolved through binding arbitration. You are required to sign all of the attached documents as a condition of employment at the Company.  We encourage you to read all these documents carefully, and to seek independent legal counsel if you have any questions about the meaning or scope of these documents.

The Company retains the discretion to change your position, title, duties, and work location from time to time. As a Snap Inc. employee, you will be expected to follow Company policies and acknowledge in writing that you have read our Employee Handbook. With the exception of the “employment at-will” policy discussed below, the Company also retains the discretion to modify, eliminate, or draft additional policies at any time.

Your employment with the Company is at-will. This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company

Exhibit 10.1

may terminate your employment at any time or change the terms and conditions of your employment, with or without cause or notice. By signing below, you agree to the at-will nature of your employment and acknowledge that this paragraph describing the at-will nature of your employment supersedes any other agreements or promises made to you by anyone, whether written or oral. Your employment at-will status can only be modified in a written agreement signed by an officer of Snap Inc.

If you accept our offer, we would like you to start on the date stated in the offer summary, above. This offer is contingent upon a background-check clearance, reference check, confirmation that you are not subject to any restrictive covenants that would interfere with your ability to perform your assigned duties at Snap, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This offer letter supersedes any other agreements or promises made to you by anyone, whether oral or written.

If you wish to accept employment at Snap Inc. under the terms described above, please sign and date this offer letter, the enclosed Confidential Information and Inventions Assignment Agreement, Conflict of Interest Agreement, Acknowledgement of At-Will Employment, Export Control Laws Compliance Screening Form, and Arbitration Agreement, and return them all to me by the expiration date stated in the offer summary above.

We’re excited to have you join the team!

Sincerely,

/s/ Scott Withycombe

Scott Withycombe
Senior Director, Human Resources

Accepted and agreed:

/s/ Rebecca Morrow

Rebecca Morrow

Date:  July 12, 2019

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